SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material under Rule 14a-12

AMERICAN NATIONAL FINANCIAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

AMERICAN NATIONAL FINANCIAL, INC.
1111 E. Katella Avenue, Suite 220
Orange, California 92867

April 30, 2002

Dear Shareholder:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Shareholders of American National Financial, Inc. The meeting will be held on June 12, 2002 at 10:00 a.m., Pacific Daylight Time, at the Irvine Marriott Hotel, 18000 Von Karman Avenue, Irvine, California. The formal Notice and Proxy Statement for this Meeting are attached to this letter.

Your vote is important, regardless of the number of shares you own. Please sign, date and return your proxy as soon as possible, even if you currently plan to attend the Annual Meeting. You may still attend the Annual Meeting and vote in person if you desire, but returning your proxy card now will assure that your vote is counted if you are unable to attend.

On behalf of the Board of Directors, I thank you for your cooperation.

Sin	cerely,

/s/	MICHAEL C. LOWTHER

Mi	chael C. Lowther
Ch	airman of the Board

AMERICAN NATIONAL FINANCIAL, INC.
1111 E. Katella Avenue, Suite 220
Orange, California 92867

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
June 12, 2002

TO OUR SHAREHOLDERS:

The 2002 Annual Meeting of Shareholders of American National Financial, Inc. will be held on June 12, 2002, at 10:00 a.m., Pacific Daylight Time, at the Irvine Marriott Hotel, 18000 Von Karman Avenue, Irvine, California for the following purposes:

(1)  to elect eight directors to serve for the next year or until their successors are duly elected and qualified or until their earlier death, resignation or removal;

(2)  to transact such other business as may properly come before the annual meeting or any adjournment thereof.

Shareholders of record at the close of business on April 23, 2002 will be entitled to vote at the annual meeting. For ten days prior to the meeting, a complete list of the Shareholders entitled to vote at the meeting will be available at our offices at 1111 E. Katella Avenue, Suite 220 Orange, California 92867 for examination during business hours by any stockholder for any purpose relating to the meeting.

All Shareholders are cordially invited to attend the annual meeting in person. However, even if you plan to attend the annual meeting in person, please read these proxy materials and cast your vote on the matter that will be presented at the meeting. You may vote your shares through the internet, by telephone, or by mailing the enclosed proxy card. Instructions for our registered Shareholders are described under the question “How do I vote?” on page 1 of the proxy statement.

Sin	cerely,

/s/	FERNANDO VELEZ, JR.

Fer	nando Velez, Jr.
Co	rporate Secretary

Orange, California
April 30, 2002

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE (OR VOTE VIA TELEPHONE OR INTERNET) TO ASSURE REPRESENTATION OF YOUR SHARES.

AMERICAN NATIONAL FINANCIAL, INC.
1111 East Katella Avenue, Suite 220
Orange, California 92867

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited by the Board of Directors of American National Financial, Inc. (the “Company”) for use at the Annual Meeting of Shareholders to be held June 12, 2002, at 10:00 a.m., Pacific Daylight Time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Meeting will be held at the Irvine Marriott Hotel, 18000 Von Karman Avenue, Irvine, California.

It is anticipated that such proxy, together with this Proxy Statement, will be first mailed on or about May 10, 2002, to all Shareholders entitled to vote at the Meeting.

The Company’s principal executive offices are located at 1111 East Katella Avenue, Suite 220, Orange, California 92867 and its telephone number at that address is (714) 289-4300.

Questions and Answers about Voting

Your shares can be voted at the annual meeting only if you vote by proxy or if you are present and vote in person. Even if you expect to attend the annual meeting, we encourage you to vote by proxy to assure that your shares will be represented.

Q:	Who is entitled to vote?

A:
All record holders of our common stock as of the close of business on April 23, 2002 are entitled to vote. On that day, approximately 7,137,537 shares were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting.

Q:	What shares are covered by the proxy card?

A:	The proxy card covers all shares held by you of record (i.e., registered in your name), including those held in the Company’s employee 401(k) plan and Employee Stock Purchase Plan.

Q:	What if I am a beneficial holder rather than an owner of record?

A:	If you hold your shares through a broker, bank, or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

Q: How	do I vote?

A:	We offer our registered Shareholders three ways to vote, other than by attending the annual meeting and voting in person:

•	By mail, using the enclosed proxy card and return envelope;

•	By telephone, using the telephone number printed on the proxy card and following the instructions on the proxy card; or

•	Through the internet, using a unique password printed on your proxy card and following the instructions on the proxy card.

Q:	What does it mean to vote by proxy?

A:
It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to our chief executive officer and chairman of the board and to our president, who are sometimes referred to as the ‘‘proxy holders”. In this way, you assure that your vote will be counted even if you are unable to attend the annual meeting. If you give your proxy but do not include specific instructions on how to vote, the proxy holders will vote your shares for the election of the board’s nominees and for the approval of the increase in authorized shares of common stock.

Q:	On what am I voting?

A:	There is only one item on the agenda: the election of eight directors.

Q:	What happens if other matters are raised at the meeting?

A:
Although we are not aware of any matters to be presented at the annual meeting other than those contained in the Notice of Annual Meeting, if other matters are properly raised at the meeting in accordance with the procedures specified in the Company’s charter and bylaws, any proxies given will be voted by the proxy holders in accordance with their best judgment, unless you have indicated otherwise.

Q:	What if I submit a proxy and later change my mind?

A:
If you have given your proxy and later wish to revoke it, you may do so by either: giving written notice to the Corporate Secretary; submitting another proxy bearing a later date (in any of the permitted forms); or casting a ballot in person at the annual meeting.

Q:	Who will count the votes?

A:	We have hired ADP—Investor Communication Services to serve as proxy tabulator and count the votes, and the results will be certified by the inspectors of election.

Q:	How is it determined whether a matter has been approved?

A:
Assuming a quorum is present, the approval of the matters specified in the Notice of Annual Meeting will be determined as follows. The eight people receiving the largest number of votes cast at the annual meeting will be elected as directors. For each other matter, the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote is required for approval.

Q:	What constitutes a quorum?

A:
A quorum is present if a majority of the outstanding shares of common stock entitled to vote is represented. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

Q:	Will my shares be voted if I do not return my proxy card?

A:
If your shares are held in street name, your brokerage firm, under certain circumstances, may vote your shares.Brokerage firms have authority to vote clients’ unvoted shares on some “routine” matters. If you do not give a proxy to vote your shares, your brokerage firm may either:

—vote your shares on routine matters or

—leave your shares unvoted

When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted to determine if a quorum exists to conduct business at the meeting. A brokerage firm cannot vote customers’ unvoted shares on non-routine matters. These shares are considered not entitled to vote on non-routine matters, rather than as a vote against the matters.

We encourage you to provide instructions to your brokerage firm by giving your proxy. This ensures that your shares will be voted at the meeting. You may have granted discretionary voting authority over your account to your stockbroker. Your stockbroker may be able to vote your shares depending on the terms of the agreement you have with your stockbroker.

If you hold the shares in your own name, you must vote your shares either by returning a proxy card, voting by telephone or on the Internet or by voting in person at the meeting.

If you do not vote your shares by mail, telephone, internet or in person, your shares will not be counted.

Q:	What effect does an abstention have?

A:	Abstentions or directions to withhold authority will have no effect on the outcome of the election of directors.

Q:	Who pays the cost of soliciting proxies?

A:
We will pay the cost of the solicitation of proxies, including preparing and mailing the Notice of Annual Meeting of Shareholders, this Proxy Statement and the proxy card. Following the mailing of this Proxy Statement, our directors, officers and employees may solicit proxies by telephone, facsimile transmission or other personal contact, for which services such persons will receive no additional compensation. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of common stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by us for their charges and expenses in connection therewith at customary and reasonable rates

SHAREHOLDER PROPOSALS

This year we are presenting one proposal for a shareholder vote:

PROPOSAL ONE—Election of Directors

At the annual meeting, eight directors are proposed for election for a one-year period. The Board has nominated the following persons for election, all of whom are currently directors:

Michael C. Lowther	Barbara A. Ferguson
William P. Foley, II	Bruce Elieff
Wayne D. Diaz	Matthew K. Fong
Carl A. Strunk	Bruce L. Nelson

Questions and Answers About Proposal One

Q:	How many directors are on the Company’s Board?

A:	Our Board of Directors currently consists of eight members. Each year, the directors are elected to serve a one-year term.

Q:	Who are the nominees?

A:	Information regarding each of the nominees follows on page 5.

Q:	How many votes do the directors need to be elected?

A:
In accordance with our by-laws and applicable law, each director will be elected by a plurality of the votes cast at the meeting. In other words, the eight nominees who receive the greatest number of votes cast for election as directors will be elected as directors of the Company.

Q:	What happens if I return my proxy without marking the ballot for directors?

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees.

Q:	What happens if I vote for one of the nominees and they cannot serve as a director?

A:
In the event that a nominee of the Board is unable or declines to serve as a director at the time of the meeting, proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected any nominee will be unable or will decline to serve as a director.

Q:	How long will the nominees be a director if they are elected?

A:
Each nominee elected as a Director will continue in office for a one-year term, and will also continue in office until his or her successor has been elected or until his or her earlier death, resignation or retirement.

Q:	How does the Board recommend I vote?

A:	The Board of Directors recommends a vote “FOR” the above nominees.

Nominees for Election-Term Expiring 2003

The principal occupation and certain other information about the director nominees follows:

Name	Occupation	Age	Director Since
Michael C. Lowther	Chairman of the Board and Chief Executive Officer American National Financial, Inc. Orange, California	60	1996
William P. Foley, II	Chairman of the Board and Chief Executive Officer Fidelity National Financial, Inc. Irvine, California	57	1997
Wayne D. Diaz	President American National Financial, Inc. Orange, California	54	1996
Carl A. Strunk	Executive Vice President and Chief Financial Officer American National Financial, Inc. Orange, California	64	1999
Barbara A. Ferguson	Executive Vice President American National Financial, Inc. Orange, California	45	1997
Bruce Elieff	Principal Sun Cal Companies Anaheim, California	45	1998
Matthew K. Fong	Of Counsel Sheppard, Mullin, Richter & Hampton Los Angeles, California	48	1998
Bruce L. Nelson	Chairman of the Board Roundtree Capital Corporation Santa Barbara, California	53	2001

Michael C. Lowther

Mr. Lowther is Chairman of the Board of the Company and has been since March 2000. He has been Chief Executive Officer and a director of the Company since 1996. For approximately 15 years prior to joining American Title Company, Mr. Lowther served as Chairman of the Board and Chief Executive Officer of World Title Company, which he co-founded in 1980.

William P. Foley, II

Mr. Foley is a director of the Company. He joined the Company as its Chairman of the Board in June 1997 and served in that capacity through March 2000. Mr. Foley is the Chairman of the Board and Chief Executive Officer of Fidelity National Financial, Inc. and has been since its formation in 1984. Mr. Foley was President of Fidelity National Financial, Inc. from its formation in 1984 until December 31, 1994. Mr. Foley is currently serving as Chairman of the Board of Fidelity National Information Solutions, Inc. and CKE Restaurants, Inc. Additionally, he is Co-Chairman of the Board of Directors of Micro General Corporation and a director of Checkers Drive-In Restaurants, Inc.

Wayne D. Diaz

Mr. Diaz has been President and a director of the Company since its formation. During the five years prior to joining the Company, Mr. Diaz held the position of Executive Vice President of Fidelity National Title Insurance Company.

Carl A. Strunk

Mr. Strunk joined the Company as its Executive Vice President and Chief Financial Officer in August 1998 and was elected a director in 1999. Mr. Strunk was Executive Vice President, Finance of CKE Restaurants, Inc. from April 2001 through August 2001 and was its Chief Financial Officer from February 1997 through April 2001. He served as Executive Vice President and Chief Financial Officer of Fidelity National Financial, Inc. from March 1992 to September 1997, and thereafter served as Executive Vice President, Finance, until March 1998. Mr. Strunk is also a member of the Board of Directors of Micro General Corporation.

Barbara A. Ferguson

Ms. Ferguson joined the Company in August 1997 as Executive Vice President and a director. For approximately 12 years prior to joining American National Financial, Inc., Ms. Ferguson served as Senior Vice President of Fidelity National Title Insurance Company.

Bruce Elieff

Mr. Elieff was elected to the Company’s Board of Directors in August 1998. Mr. Elieff is a principal of Sun Cal Companies, a real estate development firm located in Southern California. He has held this position since 1977.

Matthew K. Fong

Mr. Fong was elected to the Company’s Board of Directors in November 1998. In January 1999, Mr. Fong joined the law firm of Sheppard, Mullin, Richter & Hampton LLP. From 1995 to 1998, Mr. Fong served as the State Treasurer of the State of California. From 1991 to 1995, Mr. Fong served as Vice Chairman of the California State Board of Equalization.

Bruce L. Nelson

Mr. Nelson is currently the Chairman of the Board of Roundtree Capital Corporation, a private investment company he founded in 1990. From 1980 to 1990, Mr. Nelson served as Vice President and Treasurer with Rockefeller Group, Inc.

Board Meetings and Committees

The Board of Directors held a total of 5 formal meetings during the year ending December 31, 2001. All directors attended 100% of all meetings of the Board of Directors with the exception of Messrs. Foley and Nelson who attended 80%of the meetings.

Name of Committee and Members	Functions of the Committee	Meeting in 2001
Audit Bruce Elieff Matthew K. Fong Bruce L. Nelson	• Meets independently with internal audit staff, representatives of the Company’s independent auditors and representatives of senior management. • Reviews reports of independent auditors and internal auditors • Reviews general scope of the Company’s annual audit, the fee charged by independent auditors • Reviews internal controls and recommendations regarding same • Reviews and monitors performance of non-audit services by independent auditors • Recommends engagement or discharge of independent auditors	5

Compensation William P. Foley, II Bruce Elieff Matthew K. Fong	• Either alone or in conjunction with other committees, reviews and reports to the Board on salary, fee and benefit programs designed for senior management with a view to (i) ensuring the attraction and retention of highly qualified individuals and (ii) encouraging continued extraordinary efforts through incentive awards.	2

Director Compensation

Directors who are also officers of the Company do not receive any compensation for acting as directors, except for reimbursement of reasonable expenses, if any, incurred in attending Board meetings.

Directors who are not employees receive:

•	$2,000 for each Board meeting attended

•	$1,000 for each committee meeting attended, and

•	expenses of attending Board and committee meetings

EXECUTIVE OFFICERS

The executive officers of the Company as of the date of this Proxy Statement are set forth in the table below. Certain biographical information with respect to those executive officers who do not also serve as directors follows the table. Biographical information for these executive officers is set forth beginning on page 5 of this Proxy Statement.

Name	Occupation	Age	Employed Since
Michael C. Lowther	Chairman of the Board and Chief Executive Officer	60	1996
Wayne D. Diaz	President	54	1996
Carl A. Strunk	Executive Vice President and Chief Financial Officer	64	1998
Barbara A. Ferguson	Executive Vice President	45	1997

PRINCIPAL SHAREHOLDER

The following table shows, with respect to each person or entity known to the Company to be the beneficial owner of more than 5% of the Company’s common stock (other than as set forth in the “Security Ownership of Management” table below), (1) the number of shares of common stock so owned, and (2) the percentage of all shares outstanding represented by such ownership (based upon the number of shares outstanding as of April 1, 2002).

Name and Address of Beneficial Owner	Number of Shares	Percent of Class
Fidelity National Financial, Inc.	1,415,995	19.9%
17911 Von Karman Avenue
Irvine, California 92614

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the beneficial ownership as of April 1, 2002 of the Common Stock of the Company by each director who owns shares, by the director nominees, all executive officers named in the Summary Compensation Table, and all directors and executive officers as a group. The information as to beneficial stock ownership is based on data furnished by the persons concerning whom such information is given.

Name and Address	Number of Shares Owned	Number of Options(1)	Total	Percent of Total
Michael C. Lowther	1,153,779	274,681	1,428,460	19.30%
William P. Foley, II	479,487	110,000	589,487	8.14%
Wayne D. Diaz	1,140,515	274,681	1,415,196	19.12%
Carl A. Strunk	156,048	122,556	278,604	3.84%
Barbara A. Ferguson	258,503	153,497	412,000	5.66%
Bruce Elieff	–0–	11,000	11,000	*
Matthew K. Fong	41,658	11,000	52,658	*
Bruce L. Nelson	–0–	–0–	–0–	*
All directors and officers (8 persons)	3,229,990	957,415	4,187,405	51.79%

*	Represents less than 1% of the Company’s Common Stock.
(1)	Represents shares subject to stock options that are exercisable on April 1, 2002 or become exercisable within 60 days of April 1, 2002.

EXECUTIVE COMPENSATION

The following Summary Compensation Table shows compensation paid by the Company and its subsidiaries to the named executive officers of the Company for all services in all capacities during the years indicated.

SUMMARY COMPENSATION TABLE

ANNUAL COMPENSATION

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Securities Underlying Options(#)(3)	All Other Compensation ($)(4)
Michael C. Lowther	2001	270,516	400,000	133,333	14,737
Chairman of the Board	2000	270,516	200,000	188,834	4,605
and Chief Executive Officer	1999	267,454	185,000	30,404	530

Wayne D. Diaz	2001	270,516	400,000	133,333	13,931
President	2000	270,516	200,000	188,834	4,427
	1999	267,454	185,000	30,404	319
Carl A. Strunk	2001	144,551	80,000	50,000	3,604
Executive Vice President
and Chief Financial Officer
Barbara A. Ferguson	2001	170,500	200,000	80,552	4,427
Executive Vice President	2000	170,500	125,000	155,834	1,757
	1999	167,450	125,000	11,000	0

(1)	Amounts shown for the indicated fiscal year include amounts deferred at the election of the named executive officer pursuant to the Company’s 401(k) plan.
(2)
Bonuses were awarded during the year following the fiscal year to which the bonuses relate, based on an evaluation by the Compensation Committee of the Board of Directors. Amounts shown for the indicated fiscal year consist of cash bonuses and bonus amounts deferred at the election of the named executive officer and utilized to reduce the exercise price of stock options granted to such officer during such year pursuant to the 1999 Stock Option Plan. Bonus amounts applied to reduce the exercise price of stock option grants are as follows: (i) Mike Lowther: $200,000—2001 bonus, $100,000—2000 bonus, $92,500—1999 bonus; (ii) Mr. Diaz: $200,000—2001 bonus, $100,000—2000 bonus, $92,500—1999 bonus; (iii) Mr. Strunk: $40,000—2001 bonus; (iv) Ms. Ferguson: $50,000—2001 bonus, $41,663—2000 bonus, $62,500—1999 bonus.

(3)	The number of securities underlying options has been adjusted to reflect all dividends and stock splits.
(4)
Amounts shown for fiscal 2001 consist of the following: (i) Mr. Lowther: Company paid life insurance premiums—$1,734, Company contribution to Employee Stock Purchase Plan—$13,003; (ii) Mr. Diaz: Company paid life insurance premiums—$928 and Company contribution to Employee Stock Purchase Plan—$13,003; (iii) Mr. Strunk: Company paid life insurance premiums—$3,604 and (iv) Ms. Ferguson: Company paid life insurance premiums—$1,426, Company contribution to Employee Stock Purchase Plan—$3,001.

Officer and Director Loans

The Board of Directors adopted an Employee Stock Purchase Loan Plan (“Employee Plan”) and the Non-Employee Director Stock Purchase Loan Program (“Director Program”). The Employee Plan authorized an aggregate amount of $1.7 million to make loans to key employees to purchase shares of the Company’s Common Stock through open market purchases or in privately negotiated transactions. The Director Program authorized an aggregate amount of $300,000 to make loans to outside directors to purchase shares of the Company’s Common Stock through open market purchases or in privately negotiated transactions. The loans are at an interest rate of

6¼% per annum for a term of five years immediately callable in the event of termination of employment or resignation as a director ,as the case may be.

During fiscal year 2001, each of the following named executive officers participated in the Employee Plan Program, and the highest aggregate indebtedness to the Company for each participant was as follows: Mr. Lowther—$275,132; Mr. Diaz—$275,132; Mr. Strunk—$275,132; and Ms. Ferguson—$275,132.

During fiscal year 2001, each of the following named directors participated in the Director Program, and the highest aggregate indebtedness to the Company for each participant was as follows: Mr. Foley—$495,238; and Mr. Fong—$110,053.

Option Grants

The following table sets forth certain information with respect to the stock options granted during 2001 to the named individuals and the potential realizable value of such stock options. The Company does not currently grant stock appreciation rights to officers or directors.

OPTION GRANTS IN LAST FISCAL YEAR

Name	Number of Securities Underlying Option Grants(#)	Percentage of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/share)		Expiration Date	Potential RealizableValue at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
						5%($)	10%($)
Michael C. Lowther	73,333		1.59	(2)(4)	1/23/2011	73,504	185,510
	10,000		4.85	(1)	6/12/2011	30,555	77,115
	50,000		6.95	(1)	9/26/2011	218,925	552,525

	133,333	12.7%
Wayne D. Diaz	73,333		1.59	(2)(4)	1/23/2011	73,504	185,510
	10,000		4.85	(1)	6/12/2011	30,555	77,115
	50,000		6.95	(1)	9/26/2011	218,925	552,525

	133,333	12.7%

Carl A. Strunk	10,000		4.85	(1)	6/12/2011	30,555	77,115
	40,000		6.95	(1)	9/26/2011	175,140	442,020

	50,000	4.8%

Barbara A. Ferguson	30,552		1.59	(2)(4)	1/23/2011	30,623	77,287
	10,000		4.85	(1)	6/12/2011	30,555	77,115
	40,000		6.95	(1)	9/26/2011	175,140	442,020

	80,552	7.7%

(1)	The fair market value of the Company’s Common Stock on the date of grant.
(2)
The options granted under the 1999 Stock Option Plan were granted at an exercise price of $1.59 to key employees of the Company who applied deferred bonuses expensed in 2000 (see note (2) of Summary Compensation Table) to the exercise price, thereby reducing such price to $1.36 per share if exercised within the first year of grant. The exercise price of these options decreases approximately $0.05 per year through 2011 at which time the exercise price will be $1.14.

(3)	These are assumed rates of appreciation, and are not intended to forecast future appreciation of the Company’s Common Stock.
(4)	Exercise or base price has been retroactively adjusted for the 10% stock dividend.

Option Exercises and Fiscal Year-End Values

There were no stock option exercises by the named individuals in 2001. The Company did not reprice any existing options during the last completed fiscal year.

The following table sets forth certain information with respect to year-end stock option values for each of the named executive officers.

AGGREGATED STOCK OPTION EXERCISES
IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

	Number of Unexercised Options at December 31, 2001		Value of Unexercised In-the-Money Options at December 31, 2001
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Michael C. Lowther	274,681	122,333	$1,359,854	$324,821
Wayne D. Diaz	274,681	122,333	1,359,854	$324,821
Barbara A. Ferguson	153,496	104,999	$537,878	$255,562
Carl A. Strunk	122,556	104,999	$412,963	$287,787

In accordance with the rules of the Securities and Exchange Commission, values are calculated by subtracting the exercise price from the fair market value of the underlying Common Stock. For purposes of this table, the fair market value is deemed to be $7.180, the closing price of our common stock reported by Nasdaq on December 31, 2001.

Employment Agreements

The Company entered into a four-year employment agreement with its Chairman and Chief Executive Officer, Mr. Lowther, effective January 1, 2002, replacing an existing agreement. Pursuant to this agreement, his minimum annual base salary is $360,000. The agreement provides for additional incentive compensation in respect of each fiscal year ending during the term thereof in the form of an annual cash bonus as determined by the Compensation Committee. There is a change in control provision enabling Mr. Lowther to terminate this agreement due to a change in control. In the event of termination of the agreement by Mr. Lowther for good reason (defined in the agreement as a change in control) or if Mr. Lowther’s employment is terminated following a change of control under certain circumstances he will receive (i) his salary through the date of termination, (ii) severance pay in an amount equal to his annual salary in effect as of the date of termination plus the total bonus paid or payable to him for the most recent calendar year multiplied by the greater number of years remaining in the term of employment, including partial years, or 3 years, (iii) immediate vesting of all options not vested at the date of termination and (iv) maintenance of all benefit plans and programs for Mr. Lowther for the greater of 3 years or the number of years (including partial years) remaining in the agreement. The agreement allows the Company to terminate Mr. Lowther upon written notice without cause on terms specified in the agreement. Upon Mr. Lowther’s death, his estate will receive a payment in the amount of the minimum annual base salary for the remainder of the agreement. Upon incapacity or disability for a continuous period of nine months, the Company may terminate the employment contract with Mr. Lowther upon payment of an amount equal to his minimum annual base salary, without offset for the remainder of the agreement.

The Company entered into a four-year employment agreement with its President, Mr. Diaz, effective January 1, 2002, replacing an existing agreement. Pursuant to this agreement, his minimum annual base salary is $360,000. The agreement provides for additional incentive compensation in respect of each fiscal year ending during the term thereof in the form of an annual cash bonus as determined by the Compensation Committee. There is a change in control provision enabling Mr. Diaz to terminate this agreement due to a change in control. In the event of termination of the agreement by Mr. Diaz for good reason (defined in the agreement as a change in control) or if Mr. Diaz's employment is terminated following a change of control under certain circumstances he will receive (i) his salary through the date of termination, (ii) severance pay in an amount equal to his annual salary in effect as of the date of termination plus the total bonus paid or payable to him for the most recent calendar year multiplied by the greater number of years remaining in the term of employment, including partial years, or 3 years, (iii) immediate vesting of all options not vested at the date of termination and (iv) maintenance of all benefit plans and programs for Mr. Diaz for the greater of 3 years or the number of years (including partial years) remaining in the agreement. The agreement allows the Company to terminate Mr. Diaz upon written notice without cause on terms specified in the agreement. Upon Mr. Diaz's death, his estate will receive a payment in the amount of the minimum annual base salary for the remainder of the agreement. Upon incapacity or disability for a continuous period of nine months, the Company may terminate the employment contract with Mr. Diaz upon payment of an amount equal to his minimum annual base salary, without offset for the remainder of the agreement

The Company entered into a four-year employment agreement with its Executive Vice President, Ms. Ferguson, effective January 1, 2002, replacing an existing agreement. Pursuant to this agreement, her minimum annual base salary is $240,000. The agreement provides for additional incentive compensation in respect of each fiscal year ending during the term thereof in the form of an annual cash bonus as determined by the Compensation Committee. There is a change in control provision enabling Ms. Ferguson to terminate this agreement due to a change in control. In the event of termination of the agreement by Mr. Ferguson for good reason (defined in the agreement as a change in control) or if Ms. Ferguson’s employment is terminated following a change of control under certain circumstances he will receive (i) her salary through the date of termination, (ii) severance pay in an amount equal to her annual salary in effect as of the date of termination plus the total bonus paid or payable to him for the most recent calendar year multiplied by the greater number of years remaining in the term of employment, including partial years, or 3 years, (iii) immediate vesting of all options not vested at the date of termination and (iv) maintenance of all benefit plans and programs for Ms. Ferguson for the greater of 3 years or the number of years (including partial years) remaining in the agreement. The agreement allows the Company to terminate Ms. Ferguson upon written notice without cause on terms specified in the agreement. Upon Ms. Ferguson’s death, her estate will receive a payment in the amount of the minimum annual base salary for the remainder of the agreement. Upon incapacity or disability for a continuous period of nine months, the Company may terminate the employment contract with Ms. Ferguson upon payment of an amount equal to her minimum annual base salary, without offset for the remainder of the agreement.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is currently composed of three independent directors, Mr. Elieff, Mr. Fong and Mr. Foley. During fiscal 2001, no member of the Compensation Committee was a former or current officer or employee of the Company or any of its subsidiaries. In addition, during that year, no executive officer of the Company served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on the Compensation Committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on the Board of Directors.

No Incorporation by Reference

Notwithstanding anything to the contrary set forth in the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report of the Compensation Committee, Report of the Audit Committee and the Performance Graph shall not be incorporated by reference into any such filings.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

General

The Compensation Committee of the Board of Directors is responsible for establishing and administering the policies that govern executive compensation and benefit practices. The Compensation Committee evaluates the performance of the executive officers and determines their compensation levels, in terms of salary, annual bonus and related benefits, all subject to Board approval. The Compensation Committee has access to independent compensation data for use in assessing levels of compensation for officers of the Company.

Compensation Philosophy

The Company’s executive compensation programs are designed to (i) provide levels of compensation that integrate pay and incentive plans with the Company’s strategic goals, so as to align the interests of executive management with the long-term interests of the shareholders; (ii) motivate Company executives to achieve the strategic business goals of the Company and to recognize their individual contributions; and (iii) provide compensation opportunities which are competitive to those offered by other national title insurance companies and other middle-market corporations similar in size and performance. Although the exact identity of the corporations surveyed varies, these generally include title companies and other corporations equal to or larger than the Company. The Compensation Committee believes that the components of executive compensation should include base salary, annual cash bonus, stock option grants and other benefits and should be linked to individual and Company performance. With regard to the Company’s performance, the measures used for determining appropriate levels of compensation for executive officers include the Company’s national market share, net margin, quality of service, meeting strategic goals within the current economic climate and industry environment, scope of responsibilities, expansion by acquisition or otherwise, and profit retention and profitability, all of which combine to enhance stockholder value.

The Committee approves the employment agreements and salary and bonus levels for key employees, including Mr. Lowther, Mr. Diaz and Mr. Ferguson. The Compensation Committee then makes recommendations with respect to the compensation to the entire Board of Directors for its approval.

Compensation of the Chairman and Chief Executive Officer for Fiscal 2001

Mr. Lowther’s compensation for fiscal 2001 was determined pursuant to the terms of his employment agreement in effect during that period. His employment agreement provided him with a base annual salary, which may be reviewed and increased at the discretion of the Chairman of the Board and/or the Compensation Committee. Mr. Lowther also received a cash bonus, which was determined by the Compensation Committee based on Mr. Lowther’s and the Company’s performance during the preceding year. The Company, through the Board of Directors, has the discretion to award stock options to Mr. Lowther. Mr. Lowther received stock options in 2001 totaling 133,333 shares of common stock. Of these options, 73,333 shares vested upon date of grant, and 60,000 vest in three equal, annual installments beginning on the first anniversary of the date of grant.

Compensation of Other Executives for Fiscal 2001

With respect to the base salaries and incentive cash bonuses awarded to other executive officers in respect of 2001, the Compensation Committee approved these amounts pursuant to the executives’ employment agreements and an executive bonus program established by the Compensation Committee. The decision of the Compensation Committee with respect to the base salary for each such executive officer is subjective and was made after consideration of the performance of the executive in his particular area of responsibility, the executive’s contribution to the Company’s overall management team and an assessment of the future contributions the executive should be able to make to the Company.

Stock Option Grants

As indicated above, an important element of the Company’s compensation philosophy is the desire to align the interests of the executive officers with the long-term interests of the Company’s Shareholders. The purpose of the Company’s Stock Incentive Plans is to attract, retain and award executive officers and directors and to furnish incentives to these persons to improve operations, increase profits and positively impact the Company’s long-term performance. Consistent with these objectives, the Compensation Committee granted options in 2002 to executive officers for their performance in 2001.

As additional incentive compensation, certain executive officers are permitted to participate in a program pursuant to which the officer can defer a portion of his bonus and apply the deferred amount to reduce the exercise price of stock options granted to him. In subsequent years, the exercise price of the options is further reduced by a percentage amount determined by the Compensation Committee. In 2001 Mr. Lowther, Mr. Diaz and Ms. Ferguson participated in this bonus deferral program.

Corporate Deduction for Compensation.    Section 162(m) of the Internal Revenue Code generally limits to $1.0 million the corporate deduction for compensation paid to certain executive officers, unless certain requirements are met. The Company’s policy with respect to the deductibility limit of Section 162(m) generally is to preserve the federal income tax deductibility of compensation paid to executive officers. However, while the tax impact of any compensation arrangement is an important factor to be considered, the impact is evaluated in light of the Company’s overall compensation philosophy. Accordingly, the Company may authorize the payment of non-deductible compensation if it deems that it is consistent with its compensation philosophy and in the best interests of the Company and its Shareholders.

Th	e Compensation Committee

Wi	lliam P. Foley, II
Bru	ce Elieff
Ma	tthew K. Fong

April 30, 2002

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors submits the following report on the performance of certain of its responsibilities for the year 2001. The Audit Committee is currently composed of three independent directors, including Messrs. Fong, Elieff, and Nelson. The Charter of the Audit Committee was adopted by the Board of Directors in its present form effective as of April 4, 2000. Management of the Company has primary responsibility for the financial statements and the overall reporting process, including the Company’s system of internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States. This audit serves as a basis for the auditors’ opinion in the annual report to Shareholders addressing whether the financial statements fairly present the Company’s financial position, results of operations and cash flows. The Audit Committee’s responsibility is to monitor and oversee these processes.

In reviewing the independence of the Company’s outside auditors, the Committee has received from KPMG the written disclosures and letter regarding relationships between KPMG and its related entities and the Company and its related entities and has discussed with KPMG its independence from the Company, as required by Independence Standards Board Standard No. 1.

In fulfilling its responsibilities relating to the Company’s internal control, accounting and financial reporting policies and auditing practices, the Committee has reviewed and discussed with management and KPMG the Company’s audited financial statements for 2001. In this connection, the Committee has discussed with KPMG its judgments about the quality, in addition to the acceptability, of the Company’s accounting principles as applied in its financial reporting, as required by Statements on Auditing Standards No. 61 and No. 90. Based on these reviews and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on SEC Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

Th	e Audit Committee

Ma	tthew K. Fong
Bru	ce Elieff
Bru	ce L. Nelson

April 30, 2002

PERFORMANCE GRAPH

Set forth below is a graph comparing cumulative total stockholder return on the Company’s Common Stock against the cumulative total return on the S & P 500 Index and against the cumulative total return of a peer group index consisting of certain companies for the industry in which the Company competes (SIC code 6361—Title Insurance) for the four-year period ending December 31, 2001. This peer group consists of the following companies: Capital Title Group, Inc., First American Financial, LandAmerica Financial Group, Inc. and Stewart Information Services Corp. The peer group comparison has been weighted based on the Company’s stock market capitalization. The graph assumes an initial investment of $100.00 on January 1, 1999, with dividends reinvested over the periods indicated.

COMPARISON OF THREE-YEAR CUMULATIVE TOTAL RETURN
OF COMPANY, INDUSTRY INDEX AND BROAD MARKET

CERTAIN RELATIONSHIPS

Transactions involving Fidelity National Financial, Inc.

Fidelity National Financial, Inc. (“FNFI”) is a provider of title insurance and diversified real estate related services. At December 31, 2001, FNFI owned 1,415,995 shares of the Company’s outstanding Common Stock which represented 19.9% of the total Common Stock outstanding as of that date. Mr. Foley, a director of the Company, serves as the Chairman of the Board and Chief Executive Officer of FNFI. In June 2001, we purchased 894,000 of our common stock from FNFI for $4.9 million, or $5.45 per share which was FNFI’s cost. After this transaction, FNFI owned approximately 19.5% of our common stock.

The Company and Chicago Title Insurance Company (“CTIC”), a subsidiary of FNFI, entered into an Issuing Agency Agreement pursuant to which the Company has agreed that until June 30, 2007 it will act exclusively as an agent for Chicago Title Insurance Company with respect to issuing title insurance policies in

California and Arizona, subject to certain exceptions, for a fee of 11% of gross title insurance premiums. This exclusive arrangement does not apply to other counties into which the Company may expand in the future. In addition, under the Issuing Agency Agreement, CTIC provides certain administrative services for the Company, including accounting, legal and human resources services. The Company pays CTIC an administrative fee of 1% of gross premiums for these services. The Company paid CTIC $871,200 for these services in 2001. This administrative services arrangement is terminable by the Company upon 90 days notice to CTIC.

The Company leases title plants from Fidelity National Title Insurance Company, a subsidiary of FNFI, pursuant to a capital lease agreement expiring June 2007. Additionally, the Company reimburses subsidiaries of FNFI for expenses incurred on its behalf. Such reimbursements aggregated $3.7 million for the year ended December 31, 2001.

In June 1999, we acquired National Title Insurance of New York (“National”) from a subsidiary of FNFI for $3.3 million. Pursuant to the terms of the stock purchase agreement, effective with the purchase date, National pays FNFI specific fees for certain administrative functions performed on behalf of the Company. The fees related to National at December 31, 2001 was $206,500.

We provide underwriting risk in National under this agreement with FNFI only for those geographic areas which are not covered by the Company’s agency arrangements.

Transactions with Management and Others

The Board of Directors adopted an Employee Stock Purchase Loan Plan (“Employee Plan”) and the Non-Employee Director Stock Purchase Loan Program (“Director Program”). The Employee Plan authorized an aggregate amount of $1.7 million to make loans to key employees to purchase shares of the Company’s Common Stock through open market purchases. The Director Program authorized an aggregate amount of $300,000 to make loans to outside directors to purchase shares of the Company’s Common Stock through open market purchases. The loans are at an interest rate of 6¼% per annum for a term of five-years immediately callable in the event of termination of employment or resignation as a director, as the case may be.

During fiscal year 2001, each of the following named executive officers participated in the Employee Plan Program, and the highest aggregate indebtedness to the Company for each participant was as follows: Mr. Lowther—$275,132; Mr. Diaz—$275,132; Ms. Ferguson—$275,132 and Mr. Strunk—$275,132.

During fiscal year 2001, each of the following named directors participated in the Director Program, and the highest aggregate indebtedness to the Company for each participant was as follows: Mr. Foley—$495,238; and Mr. Fong—$110,053.

INFORMATION CONCERNING AUDITORS

The Board has selected the accounting firm of KPMG LLP (“KPMG”) to audit the Company’s financial statements for, and otherwise act as the Company’s independent auditors with respect to, the fiscal year ending December 31, 2001. KPMG or its predecessors have continuously acted as independent auditors for the Company in respect of its fiscal years commencing with the fiscal year ended 2000.

The Company incurred the following fees for audit services performed by KPMG with respect to fiscal 2001:

Audit fees, excluding audit related	$190,380

Financial information, systems design and implementation fees	$0

All other fees:
Audit related fees(1)	$46,000
Other non-audit services(2)	$6,000

Total all other fees	$52,000

(1)	Audit related fees consisted principally of audits of separate financial statements of subsidiaries.
(2)	Other non-audit fees consisted of actuarial services.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act of 1934, as amended, requires the Company’s executive officers and directors to file reports of their ownership, and changes in ownership, of such securities with the SEC. Executive officers and directors are required by the SEC’s regulations to furnish the Company with copies of all forms they file pursuant to Section 16 and the Company is required to report in this Proxy Statement any failure of its directors and executive officers to file by the relevant due date any of these reports during fiscal year 2001. Based solely upon a review of the copies of the reports received by it, the Company believes that all such filing requirements were satisfied.

OTHER MATTERS

The Company knows of no other matters to be submitted at the Meeting. If any other matters properly come before the Meeting, the enclosed proxy card confers discretionary authority on the persons named in the enclosed proxy card to vote as they deem appropriate on such matters. It is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

SHAREHOLDER PROPOSALS

Any proposal that a Shareholder wishes to be considered for inclusion in the Proxy and Proxy Statement relating to the Annual Meeting of Shareholders to be held in 2003 must be received by the Company no later than January 10, 2003. Any other proposal that a Shareholder wishes to bring before the 2003 Annual Meeting of Shareholders without inclusion of such proposal in the Company’s proxy materials must also be received by the Company no later than January 10, 2003. All proposals must comply with the applicable requirements or conditions established by the Securities and Exchange Commission and Article II, Section 7 of the Company’s Bylaws, which requires among other things, certain information to be provided in connection with the submission of Shareholder proposals. All proposals must be directed to the Secretary of the Company at 4050 Calle Real, Santa Barbara, California 93110. The persons designated as proxies by the Company in connection with the 2002 Annual Meeting of Shareholders will have discretionary voting authority with respect to any Shareholder proposal for which the Company does not receive timely notice.

AVAILABLE INFORMATION

The Company files Annual Reports on Form 10-K with the Securities and Exchange Commission. A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (except for certain exhibits thereto), may be obtained, free of charge, upon written request by any Shareholder to American National Financial, Inc., 1111 E. Katella Avenue, Suite 220, Orange, California 92867, Attention: Investor Relations. Copies of all exhibits to the Annual Report on Form 10-K are available upon a similar request, subject to payment of a $.15 per page charge to reimburse the Company for its expenses in supplying any exhibit.

By	Order of the Board of Directors

/s/	FERNANDO VELEZ, JR.

Fer	nando Velez, Jr.
Co	rporate Secretary

Dated:  April 30, 2002

AMERICAN NATIONAL FINANCIAL, INC.
1111 E. Katella Avenue, Suite 220
Orange, California 92867

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael C. Lowther and Wayne D. Diaz, or either or them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all shares of common stock of American National Financial, Inc. held of record by the undersigned on April 23, 2002 at the Annual Meeting of Shareholders to be held on June 12, 2002, or any adjournment thereof.

1.	To elect the Board of Directors for a one year term	☐	FOR the nominees listed below (except as marked to the contrary below).	☐	WITHHOLD AUTHORITY to vote for the nominees listed below

Michael C. Lowther, William P. Foley II, Wayne D. Diaz, Carl A. Strunk,
Barbara A. Ferguson, Bruce Elieff, Matthew K. Fong, and Bruce L. Nelson

(INSTRUCTION: To withhold authority to vote for an individual nominee, strike a line through the nominee’s name above)

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE COMPANY NOMINEES AND FOR ALL PROPOSALS.

Dated:	,2002
(Signature)
(Signature)

Please date and sign exactly as the name appears on this proxy. When shares are held by more than one owner, all should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or authorized officer. If a partnership, please sign in partnership name by authorized person.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER
DIRECTED HEREIN BY THE SHAREHOLDER.

Please return promptly in the enclosed envelope which requires no postage if mailed in the U.S.A.